Interleaf, Inc.

                  EXHIBIT 11-COMPUTATION OF EARNINGS PER SHARE

                                                              Three months ended
                                                                    June 30

                                                                  1997     1996
                                                                  ----     ----
In thousands, except for per share amounts                         (unaudited)
Primary
Weighted average shares outstanding of Common Stock             17,624   16,998
Dilutive Senior Series B and Senior
  Series C Convertible Preferred Stock                           5,178        -
Dilutive stock options                                             147        -
Dilutive stock purchase warrants                                     -        -
Dilutive stock purchase plan rights                                 25        -
                                                               -------  -------
Total                                                           22,974   16,998
                                                               =======  =======
                                                               $   386  $(3,800)
                                                               =======  =======
Net income (loss)
Net income (loss) per share                                    $  0.02  $ (0.22)
                                                               =======  =======

Fully Diluted
Weighted average shares outstanding of Common Stock             17,624   16,998
Dilutive Senior Series B and Senior Series C
  Convertible Preferred Stock                                    5,178        -

Dilutive stock options                                             300        -
Dilutive stock purchase warrants                                     -        -
Dilutive stock purchase plan rights                                 32        -
                                                               -------  -------
                                                                23,134   16,998
                                                               -------  -------
Total
                                                               $   386  $(3,800)
                                                               =======  =======
Net income (loss)
Net income (loss) per share                                    $  0.02  $ (0.22)
                                                               =======  =======

The dilutive effect of stock options, stock purchase warrants, and stock purchase plan rights are calculated using the treasury stock method. Under this method, these common stock equivalents are assumed to be exercised and proceeds from the exercise are assumed to be used to repurchase common stock at the average market price for primary income (loss) per share and the higher of the end of the period or average market price for fully diluted income (loss) per share. The dilutive effect of Convertible Preferred Stock is calculated using the if-converted method.